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                                                                    EXHIBIT 4.2

      This FIRST AMENDMENT TO RIGHTS AGREEMENT (the "Amendment"), dated as of March 25, 2003 is between NATCO Group Inc., a Delaware corporation (the "Company"), and Mellon Investor Services LLC (as successor to ChaseMellon Shareholder Services, L.L.C.), a New Jersey limited liability company, as Rights Agent (the "Rights Agent").

                                    RECITALS:

      The Company and the Rights Agent are parties to a Rights Agreement dated as of May 15, 1998 (the "Rights Agreement"), pursuant to which the Company has distributed to holders of the Company's Common Stock preferred share purchase rights, each of which initially represents the right of the registered holder thereof to purchase one one-hundredth (1/100) of a share of the Company's Series A Junior Participating Preferred Stock, par value $0.01 per share, upon the terms and subject to the conditions set forth in the Rights Agreement.

      The Company and Lime Rock Partners II, L.P., a Cayman Islands exempted limited partnership ("Purchaser"), have entered into a Securities Purchase Agreement dated as of March 13, 2003 pursuant to which, inter alia, in connection with Purchaser's purchase of the Company's Series B Convertible Preferred Stock and a warrant to purchase the Company's Common Stock, the Company has agreed to amend the Rights Agreement to increase to 20% the percentage beneficial ownership interest in the Company's voting securities that would cause Purchaser (but only Purchaser) to become an "Acquiring Person," as defined in the Rights Agreement.

      The Rights Agreement permits the Company and the Rights Agent to amend the Rights Agreement in any respect without the approval of holders of the Rights Certificates at any time prior to occurrence of the Distribution Date, and the Company and the Rights Agent deem the amendments set forth herein to be necessary and desirable.

      NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties hereto agree as follows:

      1. AMENDMENT OF DEFINITION OF "ACQUIRING PERSON". The definition of "Acquiring Person" set forth in Section 1(a) of the Rights Agreement is hereby amended to read as follows:

            "Acquiring Person" shall mean (i) any Person, other than Lime Rock, who or which, together with all Affiliates and Associates of such Person, shall be the Beneficial Owner of 15% or more of the Voting Shares of the Company then outstanding, and (ii) Lime Rock, if Lime Rock, together with all Affiliates and Associates of Lime Rock, shall be the Beneficial Owner of 20% or more of the Voting Shares of the Company then outstanding. Notwithstanding the foregoing:

            (i) Acquiring Person shall not include the Company, any Subsidiary of the Company, any employee benefit plan of the Company or any Subsidiary of the Company or any entity holding Voting Shares for or pursuant to any such plan;

            (ii) No Person shall become an "Acquiring Person" as the result of an acquisition of Voting Shares by the Company which, by reducing the number of shares outstanding, increases the proportionate number of shares beneficially owned by such Person to 15% or more (or, in the case of Lime Rock, 20% or more) of the Voting Shares of the Company then outstanding; provided, however, that, if a Person shall become the Beneficial Owner of 15% or more (or, in the case of Lime Rock, 20% or more) of the Voting Shares of the Company then outstanding by reason of share purchases by the Company and shall, after such share purchases by the Company and at a time when such Person is the Beneficial Owner of 15% or more (or, in the case of Lime Rock, 20% or more ) of the Voting Shares of the Company then outstanding, become the Beneficial Owner of any additional Voting Shares of the Company (other than by an antidilution adjustment described in paragraph (iii) below), then such Person shall be deemed to be an "Acquiring Person";

            (iii) No Person shall become an "Acquiring Person" as the result of an antidilution adjustment under the Certificate of Designations for Series B Convertible Preferred Stock of the Company, or under any warrant granted by the Company pursuant to the Securities Purchase Agreement by and between Lime Rock Partners II, L.P. and the Company dated as of March 13, 2003, which adjustment increases the

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      percentage of Voting Shares of the Company beneficially owned by such
      Person; provided, however, that, if a Person shall become the Beneficial Owner of 15% or more (or, in the case of Lime Rock, 20% or more) of the Voting Shares of the Company then outstanding by reason of such an antidilution adjustment and shall, after such antidilution adjustment and at a time when such Person is the Beneficial Owner of 15% or more (or, in the case of Lime Rock, 20% or more) of the Voting Shares of the Company then outstanding, become the Beneficial Owner of any additional Voting Shares of the Company (other than by one or more additional antidilution adjustments described in this paragraph (iii)), then such Person shall be deemed to be an "Acquiring Person";

            (iv) Any Person who has reported or is required to report such ownership (but who is the Beneficial Owner of less than 20% of the outstanding Common Shares of the Company) on Schedule 13G under the Exchange Act (or any comparable or successor reporting form) or on
      Schedule 13D under the Exchange Act (or any comparable or successor reporting form) which Schedule 13D does not state any intention or reserve the right to control or influence the management or policies of the Company or engage in any of the actions specified in Item 4 of such Schedule (other than the disposition of the Common Shares) and, within ten Business Days of being requested by the Company to advise it regarding the same, certifies to the Company that such Person acquired Common Shares in excess of 14.9% of the outstanding Common Shares of the Company inadvertently or without knowledge of the terms of the Rights and who, together with all such Person's Affiliates and Associates, thereafter does not acquire additional Common Shares while being the Beneficial Owner of 15% or more of the outstanding Common Shares of the Company shall not be deemed to be an "Acquiring Person"; provided, however, that, if the Person requested so to certify fails to do so within ten Business Days, then such Person shall become an Acquiring Person immediately after such ten Business Day period; and

            (v) none of Lime Rock's Affiliates or Associates will be considered to be an Acquiring Person if (a) the aggregate amount of Voting Shares Beneficially Owned by Lime Rock and such Affiliates and Associates is less than 20% of the then outstanding Voting Shares and (b) the aggregate amount of Voting Shares that would be Beneficially Owned by such Affiliates or Associates if Lime Rock were not an Affiliate or Associate of any Person is less than 15% of the then outstanding Voting Shares. For the avoidance of doubt, this paragraph (v) shall be read in conjunction with the provisions of paragraphs (ii) and (iii) above.

      2. AMENDMENT OF DEFINITION OF "ASSOCIATE". The definitions of "Affiliate" and "Associate" set forth in Section 1(a) of the Rights Agreement are hereby amended by inserting the following proviso at the end of those definitions:

      "; provided, however, that Lime Rock shall be deemed not to be an Associate of any of its limited partners."

      3. AMENDMENT OF DEFINITION OF "DISTRIBUTION DATE". The definition of "Distribution Date" set forth in Section 1(a) of the Rights Agreement is hereby amended by deleting the words "the Beneficial Owner of 15% or more of the then outstanding Voting Shares of the Company" and substituting in their place the words "an Acquiring Person."

      4. DEFINITION OF "LIME ROCK". The following definition is hereby added to
Section 1(a) of the Rights Agreement by inserting it in its correct alphabetical position:

            "Lime Rock" shall mean Lime Rock Partners II, L.P., a Cayman Islands exempted limited partnership. Anything in this Agreement to the contrary notwithstanding, "Lime Rock" shall not include (i) any Person into or with which Lime Rock shall be merged or consolidated, (ii) any Person to which Lime Rock shall sell, transfer, assign or otherwise dispose of either (A) any Voting Shares of the Company or (B) all or substantially all of the assets or properties of Lime Rock, or (iii) any successor or assign of Lime Rock.

      5. MISCELLANEOUS.

      (a) Section 29 of the Rights Agreement. This Amendment is an amendment pursuant to Section 29 of


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the Rights Agreement. Upon execution and delivery of this Amendment, the terms and conditions of this Amendment shall be part of the terms and conditions of the Rights Agreement for any and all purposes, and all the terms and conditions of both shall be read together as though they constitute one and the same instrument, except that in case of conflict, the provisions of this Amendment will control.

      (b) Full Force and Effect. Except as they have been modified in this Amendment, each and every term and provision of the Rights Agreement shall continue in full force and effect, and all references to the Rights Agreement in the Rights Agreement shall be deemed to mean the Rights Agreement as supplemented and amended pursuant hereto.

      (c) Counterparts. This Amendment may be executed in any number of counterparts and in separate counterparts, and each of such counterparts shall, for all purposes be deemed to be an original, and all of such counterparts shall together constitute but one and the same instrument.

      (d) Governing Law. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State.

      (e) Descriptive Headings. Descriptive headings of the several Sections of this Amendment are inserted for convenience only, and shall not control or affect the meaning of any of the provisions hereof.

         [The remainder of this page has been intentionally left blank.]


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      IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and their respective corporate seals to be hereunto affixed and attested, all as of the day and year first above written.

                                  NATCO GROUP INC.



                                  By: /s/ Nathaniel Gregory
                                     -------------------------------------------
                                      Name: Nathaniel Gregory
                                      Title: Chief Executive Officer

Attest:



/s/Jenica A. Basalyga
-----------------------------
Name: Jenica A. Basalyga



                                  MELLON INVESTOR SERVICES LLC, as Rights Agent


                                  By: /s/ Deodatt Lakerman
                                     -------------------------------------------
                                      Name: Deodatt Lakerman
                                      Title: Assistant Vice President & Client
                                      Service Manager

Attest:



/s/ Patricia T. Knight
------------------------------
Name: Patricia T. Knight
Title:   Client Service Manager


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